Exhibit 19.1

UNIQURE N.V.

Insider Trading Policy

(As of February 26, 2025)

1.	BACKGROUND AND PURPOSE

The prevention of insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of uniQure N.V. (together with its subsidiaries, “uniQure” or the “Company”) as well as that of all persons affiliated with the Company. U.S. federal securities laws prohibit the purchase and sale of publicly traded securities on the basis of “material nonpublic information” (as defined below), or from disclosing material nonpublic information to others who might trade on the basis of that information. In addition, the Dutch Financial Supervision Act prohibits such practices to the extent a person is in the Netherlands when engaging in the prohibited actions. These laws impose severe sanctions on individuals who violate them, including imprisonment, disgorgement of profits, civil fines, and significant criminal fines. In addition, the U.S. Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on members of the Company’s board of directors (the “Board”), if Covered Persons (as defined below) engage in insider trading and the Company has failed to take appropriate steps to prevent it.

This insider trading policy (this “Policy”) is being adopted in light of these legal requirements and with the goal of helping to reduce the risk of inadvertent violations of the insider trading laws. This Policy sets forth certain rules and requirements when trading in the Company’s securities but is not a comprehensive review of all rules and regulations related to insider trading.

Who does this Policy apply to?

This Policy applies to “Covered Person(s)” which includes (i) all directors and officers of the Company, (ii) employees of the Company, (iii) other persons, such as consultants, contractors and temporary staff with access to material nonpublic information, (iv) all corporations, partnerships, trusts or other entities controlled by any of the above persons (“Controlled Entities”), unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities, and (v) the Company itself.

This Policy also applies to former or retired Covered Persons with access to material nonpublic information or otherwise subject to a Blackout Period in effect at the point in time in which the Covered Person is no longer employed or associated with the Company, and will continue to apply until any material nonpublic information known to the former or retired Covered Person has become public or is no longer material.

This policy also applies to family members of Covered Persons. For purposes of this Policy, with respect to any particular Covered Person, a “Family Member” means (a) any family member (e.g., spouse, parent, sibling or child) of such Covered Person who lives in the same household as such Covered Person and (b) any family member of such Covered Person who does not live in the same household as such Covered Person but whose transactions in Company securities are directed by such Covered Person or are subject to such Covered Person’s influence or control (e.g., a family member who consults with the Covered Person before they trade in Company securities). It is the responsibility of each Covered Person to ensure that their Family Members and Controlled Entities comply with this Policy.

2.	EXPLANATION OF INSIDER TRADING AND KEY DEFINITIONS

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “nonpublic” information relating to the security or its issuer. As noted above, it is unlawful to buy, sell or otherwise trade any securities while in possession of material nonpublic information relevant to that security (sometimes also referred to as “inside information”), or to communicate such information to others (including family, friends and acquaintances) who are likely trade on the basis of that inside information (commonly known as “tipping”).

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. uniQure ordinary shares and other instruments related to uniQure ordinary shares are securities.

What information is material?

The materiality of information depends upon the circumstances. Information is “material” if there is a substantial likelihood that a “reasonable investor” would consider the information important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a Company’s business or to any type of security, debt or equity.

Examples of what may constitute material information include, but are not limited to, information about:

•	the launch of a new product or start of a clinical trial or their results, including the occurrence of either positive or adverse events in any clinical trial;
•	important business developments such as those related to strategic collaborators or collaborations and partnerships;
•	the Company’s communications with regulatory agencies and the status of important regulatory submissions or approvals;
•	quarterly or annual earnings results or financial forecasts, or internal financial information which departs from existing market guidance;
•	changes in the Company’s financial position, including financings or other significant transactions outside of the ordinary course, such as the declaration of a share split or securities offering;
•	possible mergers, acquisitions, tender offers or dispositions;
•	Company restructurings;
•	the execution, amendment or termination of a material contract;
•	personnel changes at the senior management level;
•	defaults on borrowings;
•	impending bankruptcy or financial liquidity problems;
•	cybersecurity incidents affecting the Company; and
•	significant litigation or regulatory actions.

What is nonpublic?

Information is nonpublic until it has been communicated to the market through a press release, an SEC filing or other form of media designed for broad dissemination, and the market has properly absorbed and evaluated the information, which may take multiple trading days. Information that is internal to uniQure should be considered nonpublic information. If there is any doubt whatsoever as to whether the information has been effectively communicated to the marketplace, such information should be considered nonpublic.

The Regulator’s View: “Twenty-Twenty Hindsight”

In determining whether information is material, the SEC and other regulators will view the information after-the-fact based on whether its dissemination resulted in changes in the Company’s share price. For example, if there is a significant change in the Company’s share price following a Company press release, that information will likely be determined to have been material when viewed with the benefit of hindsight even if the Company or Covered Persons did not think such information would impact the share price prior to its release. As a result, in determining whether any information is material, we will and you should carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available.

Questions?

If there is any question or doubt as to whether information is “material” or “nonpublic”, you should presume it is material and has not been disclosed to the public. Do not hesitate to contact your supervisor, the Company’s Chief Financial Officer or Chief Legal Officer with any questions you may have.

3.	OUR POLICY
a.	Prohibition on Insider Trading. Except as specifically provided for in this Policy, no Covered Person may:
•	purchase or sell any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
•	disclose to any other person any material nonpublic information concerning the Company;
•

purchase or sell any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service to the Company or recommend to another person that they do so; or

•

disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service to the Company if it is reasonably foreseeable that such person may misuse that information, such as to purchase or sell securities of such other company or to tip that information to others.

b.

Prohibition on Hedging Transactions, Margin Credit or Pledging.  No Covered Person may (i) engage in hedging or monetization transactions relating to any Company securities (including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds), (ii) purchase Company securities on margin, borrow against Company securities held in a margin account, or (iii) pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer.

c.

Prohibition on Short Sales and Derivative Transactions.  No Covered Person may engage in any of the following types of transactions: (i) short sales of Company securities, including short sales “against the box”; or (ii) purchases or sales of puts, calls or other derivative securities based on the Company’s securities. “Short sales” include transactions in which the seller does not own Company securities at the time of the sale as well as those in which the seller owns Company securities but plans to deliver shares other than his or her own shares in connection with the sale of Company shares (a.k.a. selling short against the box). Prohibitions against short sales and other derivative transactions apply to the purchase or sale of Company securities for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the Covered Person or Family Member makes the investment decision, regardless of whether the Covered Person or Family Member has any beneficial interest in the account.

4.	ADDITIONAL RESTRICTIONS FOR DESIGNATED INSIDERS

To facilitate compliance with this Policy, uniQure has established the following additional restrictions on trading in Company securities. This Section 4 applies to all directors, officers and members of the senior management, as well as certain employees or other individuals designated from time to time by the Board, the Chief Executive Officer, the Chief Legal Officer or the Chief Financial Officer as being subject to such restrictions, and their Family Members (together, the “Designated Insiders”).

a.

Blackout Periods.  Except as provided in Section 5, no person or entity covered by this Section 4 may purchase or sell any securities of the Company during the following periods (each, a “Blackout Period”):

•

Quarterly Blackout Periods:  The period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter.

•

Event-Driven Blackout Periods:  Any other period as designated by the Board, the Chief Executive Officer, the Chief Legal Officer or the Chief Financial Officer as a period during which no Designated Insiders, their Family Members or additional persons may purchase or sell securities of the Company.

The existence of an Event-Driven Blackout Period should be considered material nonpublic information. Accordingly, such information should be maintained in confidence and Covered Persons may not inform any third party that an Event-Driven Blackout Period is in effect.

Note that Blackout Periods (and accordingly, open trading windows) are compliance requirements of the Company and do not create or constitute a legal right to trade in the company’s securities. Accordingly, even during open trading windows when no Blackout Period is in effect, if you are in possession of material nonpublic information, you may not trade in the company’s securities.

b.	Pre-Transaction Clearance. No director, officer, member of the senior management, or Designated Insider (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 5, unless such Pre-Clearance Person pre-clears the transaction with the Chief Financial Officer, the Chief Legal Officer, or another representative designated by Chief Financial Officer or Chief Legal Officer (the “Pre-Clearance Officer”). A request for pre-clearance may be oral or in writing (including by e-mail), or through such other means of request as adopted by the Company from time to time and communicated to Covered Persons, should be made at least two business days in advance of the proposed transaction and should include, at a minimum, the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of options or shares to be involved. In addition, the Pre-Clearance Person must certify that he or she is not aware of material nonpublic information about the Company. The Pre-Clearance Officer shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Pre-Clearance Officer or persons or entities subject to this Policy as a result of their relationship with the Pre-Clearance Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Pre-Clearance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.

c.

Deemed Time of a Transaction.  For purposes of this Section 4, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to the trade (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

5.	EXCEPTIONS
a.	Exceptions. The prohibitions in Sections 3 and 4 on purchases and sales of Company securities do not apply to:
•

exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or, during a Blackout Period, as applicable;

•

acquisitions or dispositions of Company ordinary shares under any future Company sponsored pension plan that are made pursuant to standing instructions not entered into or modified while the employee or director is aware of material nonpublic information or, during a Blackout Period, as applicable;

•

vesting of any restricted shares or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock; provided, however, that the securities so acquired may not be sold while the Covered Person is aware of material nonpublic information or, during a Blackout Period, as applicable;

•

purchases (not sales) of Company securities in an employee share purchase plan maintained by the Company resulting from periodic contributions of money to the plan pursuant to the Covered Person’s previously made election, or purchases of Company securities resulting from lump sum contributions to such plan; provided, however, the prohibitions under Sections 3 and 4 shall apply to the Covered Person’s election to participate in such a plan for any enrollment period and the sale of Company securities purchased pursuant to such a plan;

•

purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “10b5-1 Trading Plan”) which is adopted and operated in compliance with Rule 10b5-1 of the Exchange Act and in according with Section 5(b) of this Policy; and

•	purchases of Company securities from the Company or sales of Company securities to the Company.
b.

Rule 10b5-1 Trading Plans. Transactions in Company securities that are executed pursuant to an approved 10b5-1 Trading Plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to Pre-Transaction Clearance. A Covered Person may only enter into a 10b5-1 Trading Plan when such Covered Person is not aware of material nonpublic information. All 10b5-1 Trading Plans adopted by Covered Persons must be pre-approved by the Pre-Clearance Officer (or, in the event the Pre-Clearance Officer is seeking approval of a 10b5-1 Trading Plan, the Chief Executive Officer) and may be required to meet certain other criteria (including, without limitation, “cooling-off periods”, limitations on amendments and terminations, other representations and warranties by the Covered Person and/or their plan broker) in accordance with applicable securities laws, regulations and best practices associated with maintaining the affirmative defense to insider trading liability associated with Rule 10b5-1. The Company may adopt guidelines or prescribe other criteria designed to ensure that all 10b5-1 Trading Plans are prepared and adopted compliance with this Policy as well as applicable laws and regulations. The Company reserves the right in all respects to adopt and implement such guidelines and to make approval of a 10b5-1 Trading Plan contingent upon compliance with such guidelines.

c.

Partnership Distributions.  Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

d.

Underwritten Public Offering.  Nothing in this Policy is intended to limit the ability of any person to sell Company securities as a selling shareholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law, unless otherwise prohibited pursuant to Section 4(a) above.

6.	PENALTIES FOR VIOLATION

Violation of this Policy is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, the purchase or sale of securities while in possession of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s securities, is prohibited by federal and state laws and may result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or being sent to jail, among other consequences.

7.	COMPANY ASSISTANCE AND EDUCATION

The Company shall take reasonable steps designed to ensure that all directors, employees and consultants of the Company are educated about, and periodically reminded of, the legal restrictions and Company policies regarding insider trading. Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Chief Financial Officer or Chief Legal Officer or their designee.

8.	LIMITATION ON LIABILITY

None of the Company, its officers or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2, a request for pre-clearance submitted pursuant to Section 4 or a trading plan submitted pursuant to Section 5(b). Notwithstanding any pre-clearance of a transaction or review of a trading plan pursuant to this Policy, none of the Company, its officers or the Company’s other employees assumes any liability for the consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan. This Policy is not intended, and shall not be deemed, to impose on the Company or its officers, directors and employees any civil, criminal or other liability that would not exist in the absence of this Policy.

9.	CERTIFICATION

After reading this Policy and on an annual basis thereafter, all directors, officers and employees of the Company must certify their understanding of, and intent to comply with, this Policy by executing and returning the acknowledgement set forth on Attachment A hereto.

ATTACHMENT A

POLICY Acknowledgment

I have received, reviewed and understand and agree to abide by the uniQure N.V. Insider Trading Policy.

Signed:

Please Print Name
Date: